UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): December 1, 2005

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 St. James Place, Suite 550 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01 Other Events

Robert W. Stockton, Executive Vice President and Chief Financial Officer of Omega Protein Corporation (the “Company”), has entered into a pre-arranged stock sales plan intended to qualify under Rule 10b5-1 of the Securities and Exchange Act of 1934 to sell up to 400,000 shares of Company common stock over time. Mr. Stockton’s prior Rule 10b5-1 sales plan expired on August 23, 2005 in accordance with its terms.

The stock sales plan has been approved under the Company’s internal securities trading policy. Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell Company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period than the limited trading “windows” designated by the Company’s internal securities trading policy.

Under this plan, a broker not affiliated with the Company may, over a period of time ending on December 1, 2006, sell up to 400,000 shares of Company common stock held by Mr. Stockton at various designated prices ranging upwards from $6.50 per share.

The shares to be sold pursuant to the plan relate to shares to be acquired upon the exercise of stock options under the Company’s 2000 Long-Term Incentive Plan. The maximum number of shares that may be sold under the plan represents approximately 30% of Mr. Stockton’s combined current holdings of the Company’s common stock and options to purchase Company common stock.

Specific sales transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The foregoing description of the sales plan is qualified in its entirety by reference to the plan, which is incorporated herein by reference and attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

a.	Financial Statements of Businesses Acquired.

None.

b.	Pro Forma Financial Information

None.

c.	Shell Company Transactions

None.

d.	Exhibits

10.1	Rule 10b5-1 Sales Plan dated December 1, 2005 entered into by Robert W. Stockton

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: December 7, 2005.	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary